Exhibit 99.1
ALLIED WORLD ANNOUNCES MUTUAL TERMINATION OF MERGER
AGREEMENT WITH TRANSATLANTIC
Special Meeting of Shareholders Cancelled
ZUG, Switzerland — September 16, 2011 — Allied World Assurance Company Holdings, AG (NYSE: AWH) announced today that it has mutually agreed with Transatlantic Holdings, Inc. (NYSE: TRH) to terminate their previously announced merger agreement.
Under the terms of the termination agreement, Allied World will receive a termination fee of $35 million plus $13.3 million of merger-related expenses. Transatlantic will also be obligated to pay Allied World an additional $66.7 million if within 12 months of the termination Transatlantic enters into an agreement providing for a competing transaction, or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated. The Special Meeting of Allied World shareholders, which was scheduled to be held on September 20, 2011, has been cancelled.
Allied World Chairman, President & Chief Executive Officer, Scott Carmilani, stated, “Although disappointed we were unable to complete the proposed merger with Transatlantic, Allied World’s core business strategy remains intact. We continue to profitably grow our business by building on our solid foundation of broad specialty product capabilities, strong distribution relationships and a team of professionals that are well respected throughout the insurance and reinsurance industry. As we approach our tenth anniversary, our shareholders remain our top priority and we will continue to make strategic decisions with their interest in mind and with the same consideration that has allowed us to grow the company’s book value per share by 140% since we went public in 2006.
“Finally, I would like to take this opportunity to thank Transatlantic and the employees and management teams of both of our companies who have worked diligently on integration planning over the past few months,” Mr. Carmilani concluded.
About Allied World Assurance Company
Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch. Please visit www.awac.com for further information on Allied World.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
Contacts
Media:
Faye Cook
VP, Marketing & Communications
1-441-278-5406
faye.cook@awac.com
Mike Pascale/Allyson Morris
The Abernathy MacGregor Group
1-212-371-5999
mmp@abmac.com/afm@abmac.com
Investors:
Keith J. Lennox
Investor Relations Officer
1-646-794-0750
keith.lennox@awac.com